Exhibit 10.18

DATED                      2004

BETWEEN:-

SUNTERRA EUROPE (GROUP HOLDINGS) PLC

- and -

DAVID RONALD HARRIS

SERVICE AGREEMENT

Baker & McKenzie

100 New Bridge Street

LONDON

EC4V 6JA

COB/GXP/BXC

THIS AGREEMENT is made on the      day of              2004

B E T W E E N:

(1)	SUNTERRA EUROPE (GROUP HOLDINGS) PLC, a company registered in England, whose registered office is at Citrus House, Caton Road, Lancaster, Lancashire LA1 3UA (“the Company”);

and

(2)	DAVID RONALD HARRIS of 2 Sheridan Place, Winwick Park, Warrington, Cheshire WA2 8XG (“the Executive”)

WHEREAS the Board of Directors of the Company (“the Board”) have approved the terms of this Agreement under which the Executive is to be employed.

IT IS HEREBY AGREED as follows:-

1.	Appointment

The Company shall employ the Executive and the Executive shall serve the Company as Managing Director on and subject to the terms and conditions specified herein (“the Employment”).

2.	Commencement of Employment

2.1	The Employment will commence on 23 February 2004 (“the Commencement Date”) and, subject to Clause 17 below, shall continue thereafter until terminated by not less than 6 months prior written notice, increasing to 12 months notice on the first anniversary of the Commencement Date provided that no notice has been served at that date, given in writing by either party to the other.

2.2	The Executive’s period of continuous employment will begin on the Commencement Date. No previous employment with any other employer shall be treated as continuous with the Employment.

3.	Duties

3.1	The Executive shall be employed in the post of Managing Director, reporting directly to the President and CEO of Sunterra Corporation.

3.2	During the Employment, and without prejudice to his implied duty of fidelity, the Executive shall:

3.2.1	unless prevented by illness, injury or other medical incapacity, during his working hours devote all his time, attention, knowledge and skill to the duties and functions associated with his position, and will perform such duties and functions diligently and to the best of his ability;

3.2.2	faithfully and loyally serve the Company;

3.2.3	at all times act in the interests of the Company and its Associated Companies, and not act in any way which is harmful to, or conflicts with, those interests and use his best endeavours to promote those interests; and

3.2.4	without prejudice to the provisions of Clause 3.1 above, comply with all reasonable and lawful requests and instructions of the Company, given by or with the authority of the Board, and with all the Company’s rules, regulations, policies and procedures from time to time in force.

3.3	The Company reserves the right to assign to the Executive duties of a different nature, but at the same or similar level of responsibility as the role of managing director, either additional to or instead of those referred to in Clauses 3.1 and 3.2 above, it being understood that he will not be assigned duties which he cannot reasonably perform.

3.4	The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Associated Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Associated Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive’s employment to any Associated Company on the same terms and conditions as set out herein.

3.5	The Executive’s normal working hours shall be 9.00am to 5.30pm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment. The Executive acknowledges that in his capacity as Managing Director, he is a managing executive or person with autonomous decision taking power for the purposes of Regulation 20 (1) of the Working Time Regulations 1998 (“the Regulations”) and that any hours worked by him over and above his normal working hours cannot be measured or predetermined, and can be determined by the Executive himself, and so fall within Regulation 20(2) of the Regulations.

3.6	The Executive shall during the Employment and for the prohibited period after the termination of the Employment, comply with all applicable rules of any recognised investment exchange regulations, including those issued by the Securities and Exchange Commission of the USA and any Company or Group policy issued in relation to (i) dealings in shares, bonds, debentures or other securities of the Company and any Associated Companies or Group Companies or (ii) unpublished price sensitive information affecting the securities of any other company. For the purposes of this clause the “prohibited period” shall be from the date of termination of the Employment until the later of (i) the next announcement of the Company’s or any Associated Company’s results to any recognised stock exchange, or (ii) such time as when any price sensitive information the Executive has obtained during the Employment ceases to be price sensitive information, either through publication or otherwise.

4.	Exclusivity of Service

4.1	During the period of the Employment the Executive shall devote his full time and attention to his duties hereunder and shall not (without the prior written consent of the Board) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation:

4.1.1	(i) engage in, or (ii) be concerned with, or (iii) provide services to, (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business; or

4.1.2	accept any other engagement or public office;

PROVIDED THAT the Executive may hold up to 5% of any securities in a company which is quoted on any recognised Stock Exchange.

4.2	Subject to any written regulations issued by the Company which are applicable to him, neither the Executive nor his Immediate Relatives, nor any company or business entity in which he or they are interested, shall be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Associated Company, and if the Executive, his Immediate Relatives or any company or business entity in which he or they is/are interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit the Executive shall forthwith account to the Company or the applicable Associated Company for the amount received or value of the benefit so obtained.

4.3	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.	Remuneration

5.1	The Company shall pay to the Executive a base salary of £200,000 per annum, payable monthly in arrears by equal installments, less deductions for tax and national insurance contributions. The Board will review the Executive’s salary annually without any undertaking by the Company that the Executive’s salary shall be automatically increased.

5.2	The Executive shall also be entitled to receive further remuneration by way of a bonus of up to £100,000 per financial year, less deductions for tax and national insurance contributions, as follows:-

5.2.1	Payment of such bonus shall be at the absolute discretion of the Board, and in exercising that discretion the Board will take into account the Company’s performance against target (with the Company being required to meet or exceed budget) together with the personal performance of the Executive throughout the relevant financial year. The Company may at any time modify, substitute or replace the terms of the bonus scheme.

5.2.2	The payment of any bonus for any one financial year shall not convey any entitlement to the same, similar or any such payment in subsequent years.

5.2.3	The payment of any bonus is dependant upon the Executive being employed, and not under either notice of dismissal or resignation, on the final day in the financial year in respect of which the bonus is to be paid.

5.2.4	It is expressly agreed that for the financial year in which this Agreement commences, the Executive’s maximum bonus entitlement shall be calculated on a pro rata basis relative to the proportion of the financial year for which he has been actively employed.

5.3	The remuneration specified in Clause 5.1 and 5.2 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Associated Company.

6.	Expenses

The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment, subject to the Company’s rules and policies relating to expenses.

7.	Deductions

The Company shall be entitled at any time during the Employment, or in any event on termination, to deduct from the Executive’s remuneration hereunder any monies due relocation expenses, the cost of repairing any damage or loss to the Company’s property caused by him (and of recovering the same), excess holiday, any sums due from him under Clause 10 below and any other monies owed by him to the Company.

8.	Car Allowance

8.1	The Company shall pay to the Executive a monthly car allowance of 9% of the Executive’s base salary to finance the leasing and running of an executive-level car reflective of his position, in arrears, less deductions for tax and national insurance contributions.

8.2	If the Executive is absent from work on grounds of sickness or other medical incapacity, he shall be entitled to retain his car allowance for the same period that he is entitled to receive Company Sick Pay, as set out in Clause 10.3 below.

9.	Place of Work

The Executive’s place of work shall be Citrus House, Lancaster or any such place in the United Kingdom as the Company shall from time to time advise him. In the performance of his duties hereunder, the Executive will be required to travel both throughout and outside the United Kingdom, Europe and the United States of America in the performance of his duties.

10.	Sickness Benefits

10.1	In case of sickness or other incapacity for work, the Executive must comply with the Company’s rules, from time to time in force, regarding sickness notification and doctor’s certificates, details of which are contained in the Company’s staff handbook.

10.2	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

10.3	Provided the Executive has complied with the above rules, he will be entitled to receive Company Sick Pay, based on his normal salary, for 120 working days in any rolling 12 month period.

10.4	When calculating the Executive’s normal salary, deductions will be made for any State sickness or other benefits due to the Executive, as well as normal deductions for tax and National Insurance.

10.5	The Executive will be paid Statutory Sick Pay (“SSP”) when he is eligible to receive it under the legislation and regulations from time to time in force. Where Company Sick Pay and SSP fall to be paid for the same day(s) of absence, the Executive will receive the higher of the two sums. Further details about SSP can be obtained from the HR Department.

10.6	Whilst, during the Employment, the Executive is absent from work on grounds of sickness or other medical incapacity:

10.6.1	he will continue to be covered by the Company’s private medical insurance schemes;

10.6.2	his entitlement to the use of a Company car, the payment of the Company’s pension contributions, participation in any incentive or bonus scheme, and accrual of holiday entitlement (save where appropriate legislation requires otherwise) shall cease on the expiry of the relevant period of the Company Sick Pay entitlement referred to in Clause 10.3 above.

10.7	Any outstanding or prospective entitlement to Company Sick Pay, private medical insurance cover or long-term disability benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 2 or 17 hereof or otherwise and the Company shall not be liable for any loss arising from such termination.

10.8	If the illness, accident or other incapacity shall be, or appear to be, caused by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgement made or awarded in connection with it. The Executive shall also give to the Board all particulars the Board may reasonably require and shall, if required by the Board, refund all or such part of the sums paid to or for the benefit of his by way of salary, bonus or benefits during the relevant period as the Board may reasonably determine. The amount to be refunded shall not, however, exceed the amount of damages or compensation and interest thereon recovered by the Executive, less any unrecovered costs borne by him, in connection with the recovery of such damages or compensation, and shall not exceed the total remuneration paid to him by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

11.	Holidays

11.1	Subject to Clause 10.6.2 above, the Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 20 working days’ holiday in each holiday year (the period from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the CEO of Sunterra Corporation.

11.2	In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

11.3	The Company reserves the right, at its sole discretion, to require the Executive to take all or part of any outstanding holiday during any notice period or to make payment in lieu thereof.

11.4	Holiday entitlement for one holiday year cannot be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

12.	Pension and Other Benefits

12.1	The Company shall make contributions of 7% of the Executive’s annual basic salary, less any deductions for tax or NI contributions required by law to an Inland Revenue approved personal pension plan of the Executive’s choice, provided that such contributions shall not exceed any limits prescribed by law. There is no contracting-out certificate in force in relation to the State Earnings Related Pensions Scheme.

12.1	The Executive, his spouse and dependent children shall be eligible to participate in the Company’s private health insurance scheme for Executives, subject to the terms and conditions of such scheme from time to time in force. Details of such scheme can be obtained from the HR Department. The Company reserves the right to terminate or substitute other scheme(s) for such scheme or amend the scale of benefits of such scheme including the level of benefits. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

12.2	Any actual or prospective loss of entitlement to private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 2 or 17 hereof or otherwise and the Company shall not be liable for any such loss.

13.	Reasonableness of Restrictions

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained or referred to in Clauses 14 and 16 and Schedule 1 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of his employment.

14.	Confidentiality

14.1	The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly

14.1.1	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

14.1.2	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Associated Companies their customers and suppliers including but not limited to any such information relating to customers, customer lists or requirements, the Member Base, price lists or pricing structures, sales and marketing information and strategy, business development and plans or dealings, employees or officers and their terms and conditions of employment, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities and results business methods and processes, technical information, stock levels, budgets, management accounts, trading statements and other financial reports, any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or Associated Company in confidence by customers, suppliers or other persons.

14.2	The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

14.3	The obligations contained in Clause 14.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure.

15.	Intellectual Property, Inventions and Patents

15.1	All records, documents, papers (including copies and summaries thereof), works and any other intellectual property and related rights (“Works”) made or acquired by the Executive in the course of the Employment shall, together with all the worldwide right title and interest in all the Works, be and at all times remain the absolute property of the Company.

15.2	The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

15.3	The Executive and the Company acknowledge the provisions of Sections 39 to 42 of the Patents Act 1977 (“the Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively. If the Executive makes any inventions that do not belong to the Company under the Act, he agrees that he will forthwith license or assign (as determined by the Company) to the Company his rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them. The Company will pay to the Executive such compensation for the licence or assignment as the Company will determine in its absolute discretion, subject to Section 40 of the Act.

16.	Post-Termination Obligations

16.1	The Executive agrees that he will observe the post-termination obligations set out in Schedule 1 hereto.

16.2	The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Schedule 1 annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of Clauses 14 and 15 hereof, and Schedule 1 annexed hereto.

17.	Termination

17.1	Notwithstanding Clause 2 above, the Company may terminate the Employment without notice, or pay in lieu of notice, if the Executive shall at any time:-

17.1.1	be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

17.1.2	act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

17.1.3	become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

17.1.4	resign as a director of the Company or any Associated Company (without the Board’s written consent); or

17.1.5	be or become of unsound mind; or

17.1.6	for an aggregate period of 180 days or more in any period of 12 consecutive months be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

17.1.7	be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

17.1.8	be convicted of an indictable offence; or

17.1.9	be or become prohibited by law from being a director; or

17.1.10	directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

17.2	Subject to earlier termination pursuant to the terms of this Agreement, the Executive’s Employment shall be deemed to have terminated automatically and by mutual consent on the date of the Executive’s 60th birthday. For the avoidance of doubt, if the Executive’s Employment terminates pursuant to this Clause 17.2, the Company shall pay the Executive’s remuneration and benefits up to and including the date of his 60th birthday and thereafter no amounts shall be due and owing from the Company to the Executive.

17.3	On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 17.3.

17.4	The Executive agrees that the Company may at its absolute discretion:-

17.4.1	require the Executive not to attend at work and/or not to undertake all or any of his duties hereunder during all or any part of any period of notice (whether given by the Executive or the Company), PROVIDED ALWAYS that the Company shall continue to pay the Executive’s salary and contractual benefits

17.4.2	make a payment or payments (which may, at the Company’s absolute discretion, be paid in installments) representing salary in lieu of any notice of termination or employment which it or the Executive is required to give, subject to any reduction under Clause 17.9. For the avoidance of doubt, such payment or payments shall exclude any eligibility to receive any bonus during this period but shall include the value of any benefits, commission, or holiday entitlement which would have accrued to the Executive had he been employed until the expiry of his notice entitlement under Clause 2 above and, further, the Executive shall have no entitlement to such payment, or payments unless and until the Company notifies the Executive in writing of its decision to make such payment(s) to him.

Garden Leave

17.5	In the event that the Company exercises its rights under Clause 17.4.1 above, or where the Executive seeks to resign without giving such notice, the Company may, at its absolute discretion, and subject always to Clause 17.6, during all or any part of the notice period (“the Garden Leave Period”) require the Executive to do (or not do) one or more (or all) of the following:-

17.5.1	not to attend any of his place of work or any other premises of the Company or any Associated Company;

17.5.2	not to carry out some or all of his duties under this Agreement or to substitute other duties for his then current duties;

17.5.3	to return to the Company all documents and other property (including but not limited to computer hardware and software) belonging to the Company and any Associated Company including but not limited to any confidential information (as that phrase is explained in Clause 14.1 above); and

17.5.4	not to communicate in relation to any business matter (whether or not relating to the Company or any Associated Company) with any customers, suppliers, business partners, employees or officers of the Company and any Associated Company.

17.6	During the Garden Leave Period the Company shall continue to pay the Executive his basic salary, (at the rate which is applicable at the commencement of the Garden Leave Period), and to make available to him all other benefits to which he is entitled under this Agreement excluding any eligibility to receive any bonus relating to that period. Any holiday entitlement which has accrued to the Executive as at the commencement of the Garden Leave Period, and any holiday entitlement which continues to accrue, shall be deemed to be taken by the Executive during such period.

17.7	The Company may, at its absolute discretion, appoint another employee of the Company to carry out some or all of the Executive’s duties during the Garden Leave Period.

17.8	Should the Company exercise its discretion in respect of all or any of the matters set out in Clause 17.5, all other terms and conditions of this Agreement shall nevertheless remain in full force and effect (save as varied by Clause 17.5). For the avoidance of doubt, and without prejudice to the generality of this Clause 17.8, the Executive agrees and acknowledges that (save as varied by Clause 17.5):

17.8.1	Clauses 3.2, 4.1, 14 and 15 of this Agreement shall continue in full force and effect during the Garden Leave Period; and

17.8.2	the Executive’s obligations of good faith and fidelity which are implied into this Agreement during the period of the Employment, including, without limitation, the Executive’s obligations not to act in competition with the Company, and its Associated Companies or in any way which is harmful to, or conflicts with, its or their interests, trade secrets or confidential information (as that phrase is explained in Clause 14.1 above) relating or belonging to the Company or any Associated Company).

The Executive’s Duty to Mitigate

17.9	Where the Company decides to exercise its power under Clause 17.4.2 to make any such payment(s) to the Executive, the Executive undertakes to take all reasonable and necessary steps to find alternative employment to commence within a period equivalent to the notice period set out in Clause 2 above (or where notice has been served, the unexpired period of notice) commencing on the Termination Date. The Company may, in its absolute discretion, reduce the amount or amounts of any such payment(s) by such an amount as it shall determine to reflect the Executive’s actual mitigation, or prospective, or potential to mitigate. For the avoidance of doubt, such reduction may result in the cessation of installment payments, or the Executive being entitled to no payment.

17.10	The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 17.1 above.

17.11	The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

17.12	The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

18.	Directorships

18.1	The Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Associated Company without compensation for loss of office in the event of:-

18.1.1	the termination of his employment; or

18.1.2	either the Company or the Executive serving on the other notice of termination of the Employment; or

18.1.3	the Company exercising its rights under Clause 17.4 above.

18.2	In the event of the Executive failing to comply with his obligations under Clause 18.1 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignations as referred to in Clause 18.1 above.

19.	Liquidation for Reconstruction or Amalgamation

The Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement.

20.	Change of Control

20.1	If within the period of six months immediately following a Change of Control either:

20.1.1	the Company gives notice to terminate the Executive’s employment; or

20.1.2	the Executive resigns from his employment in good faith in response to the Company’s material breach or breaches of this agreement the Executive’s employment will terminate on the date such notice is given by either party to the other.

20.2	In the event of the termination of the Executive’s employment by either party under clause 20.1, the Company will make a single payment representing one year’s salary and all benefits (excluding bonus), without any reduction of such payment if the Executive commences alternative employment. For the avoidance of doubt, any such payment will be deemed to be inclusive of, and thereby extinguish, the Executive’s notice entitlement.

21.	Grievance and Disciplinary Procedures

If the Executive has any grievance relating to the Employment, he should raise it with the CEO of Sunterra Corporation and thereafter (if the matter is not resolved) with the Board. In such a case the Board will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue). There is no disciplinary procedure applicable to the Executive.

22.	Severability

The various provisions and sub-provisions of this Agreement and the Schedule attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedule.

23.	Warranty

The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

24.	Notices

24.1	Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and (b) in the case of the Executive, either to him personally or by first class post to him last known address.

24.2	Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this Clause, “business day” means a day on which banks are open for business in the place of both the posting and the address of the notice.

25.	Definitions

In this Agreement the following words and cognate expressions shall have the meanings set out below:-

25.1	an “Associated Company” includes any firm, company, corporation or other organisation :-

25.1.1	which is directly or indirectly controlled by the Company; or

25.1.2	which directly or indirectly controls the Company; or

25.1.3	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

25.1.4	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

25.1.5	which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

25.2	“The Board” shall mean the Board of Directors of the Company.

25.3	“Change of Control” shall mean:

25.3.1	the acquisition by any person together with any person acting in concert with that person (as defined in the City code on Takeovers and Mergers) of shares carrying more than 50% of the voting rights at general meetings of the Company;

25.3.2	the approval by the shareholders of the Company of:

25.3.2.1	a merger or consolidation of the Company with any other company other than a merger or consolidation which would result in the voting shares of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted in to voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such entity outstanding immediately after such merger or consolidation; or

25.3.2.2	a compromise or scheme or arrangement between the Company and its members under s425 of the Companies Act 1985 or a resolution for the voluntary winding up of the Company and /or the Group; or

25.3.3	the sale or disposition of the Company of 75% or more of the Company assets.

25.4	“Control” has the meaning ascribed by Section 416 Taxes Act 1988 (as amended).

25.5	“Group” shall mean the Sunterra Group of Companies.

25.6	“Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

25.7	“the Member Base” shall mean the Group’s database of members and, if separate, the Company’s database of members.

25.8	“Termination Date” shall mean the date upon which the Executive’s employment with the Company terminates.

26.	Construction

26.1	The provisions of Schedule 1 hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

26.2	The benefit of each agreement and obligation of the Executive under Clause 14 and Schedule 1 hereto of this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and its Associated Companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

27.	Prior Agreements

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

28.	Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with the laws of England. The parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED AS A DEED by	}
Sunterra Europe (Group Holdings) PLC	}
acting by Nicholas Benson	}
and Geoffrey Bruce	}

SIGNED AS A DEED and	}
DELIVERED AS A DEED	}
by David Ronald Harris in	}
the presence of	}

Witness’ Name

Address

Occupation

Signature

SCHEDULE 1

1.	Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for six months within the Prohibited Area and whether on him own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-

1.1	the research into, development, supply or marketing of any product or service which is of the same or similar type to any product or service researched, or developed, or supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2.	Non-Solicitation of Customers

The Executive hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii)

assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer :-

2.1	who is listed on the Member Base on the Termination Date; or

2.2	with whom the Executive has had material contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.3	for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	Non-Solicitation of Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

3.1	(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

4.	Interference with Suppliers

The Executive hereby agrees that he shall not, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for the Relevant Period and

(ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or to its Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.	Associated Companies

5.1	The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2	Paragraphs 1, 2, 3, 4 and 6 in this Schedule 1 shall apply as though references to the “Associated Company” were substituted for references to the “Company”. The obligations undertaken by the Executive pursuant to this Schedule 1 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3	In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

6.	Definitions

For the purposes of this Schedule 1, the following words and cognate expressions shall have the meanings set out below:

6.1	“Associated Company”, “Board”, “Company” and “Member Base” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.2	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

6.2.1	with whom the Executive had material contact or dealings in performing his duties of his employment; and

6.2.2	who had material contact with customers or suppliers of the Company in performing his or his duties of employment with the Company or any Associated Company (as applicable); or

6.2.3	who was a member of the management team of the Company or any Associated Company (as applicable).

6.3	“Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.4	“Prohibited Area” means:

6.4.1	the United Kingdom;

6.4.2	any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

6.5	“Prospective Customer” shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.6	The “Relevant Period” shall mean the lesser of:-

6.6.1	the twelve months immediately following the Termination Date;

6.6.2	the period specified in sub-para 6.6.1 above less the number of days on which the Executive has been required by the Company (pursuant to Clause 17.4.1 ) both not to attend at work and not to perform any duties of employment.

6.7	“Supplier” means any person, company, business entity or other organisation whatsoever who:

6.7.1	has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date; or

6.7.2	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

6.7.3	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

6.8	“Termination Date” shall have the meaning set out in Clause 25 of the Agreement.